Exhibit 99.1
Freddie Mac Reports Net Income of $3.8 Billion for Second Quarter 2026

Making Home Possible for 439,000 Households in Second Quarter 2026
•Financed 306,000 mortgages, with 54% of eligible loans affordable to low- to moderate-income families.
•First-time homebuyers represented 52% of new single-family home purchase loans.
•Financed 133,000 rental units, with 91% of eligible units affordable to low- to moderate-income families.

Second Quarter 2026 Financial Results

During Second Quarter 2026		As of June 30, 2026
Market Liquidity Provided - $128 Billion	Homes and Rental Units Financed - 439,000	Net Worth - $78 Billion	Total Mortgage Portfolio - $3.7 Trillion

Consolidated
•Net income of $3.8 billion, up 61% year-over-year, primarily driven by a credit reserve release in the current period compared to a credit reserve build in the second quarter of 2025.
•Net revenues of $6.0 billion, an increase of 1% year-over-year, primarily driven by higher net interest income, partially offset by lower non-interest income (loss).
•Benefit for credit losses of $0.9 billion, primarily driven by a credit reserve release in Single-Family.
•New business activity of $110 billion, up from $94 billion in the second quarter of 2025, primarily driven by an increase in refinance activity.
•Mortgage portfolio of $3.2 trillion, up 1% year-over-year.
•Serious delinquency rate of 0.60%, up from 0.59% at December 31, 2025 and up from 0.55% at June 30, 2025.
•New business activity of $18 billion, up from $12 billion in the second quarter of 2025.
•Mortgage portfolio of $505 billion, up 8% year-over-year.
•Delinquency rate of 0.51%, up from 0.44% at December 31, 2025 and up from 0.47% at June 30, 2025.

"Freddie Mac delivered strong second quarter financial results, reflecting the strength of the business, and disciplined execution against our priorities. Net income was $3.8 billion, driven by strong revenues, a credit benefit, and continued cost discipline. Freddie Mac’s net worth increased to $78 billion at quarter-end. As we advance our mission to make home possible, Freddie Mac remains focused on prudently managing risk, supporting the housing market, and serving families through all parts of the economic cycle."

William J. Pulte,
Director, U.S. Federal Housing
and Chair of the Board of
Directors, Freddie Mac

"Freddie Mac is working to increase access to housing and help more families achieve the dream of homeownership. In the second quarter, together with lenders of all sizes, we helped nearly 439,000 households buy, refinance or rent a home, including 97,000 first-time homebuyers. Nearly 91% of the rental units and 54% of the single-family homes we supported were affordable to families earning 120% or less of area median income."

Kenny Smith,
CEO of Freddie Mac

Net Revenues $6.0 Billion Net Income $3.8 Billion Comprehensive Income $3.8 Billion

Single-Family

Net Revenues $5.1 Billion Net Income $3.3 Billion Comprehensive Income $3.3 Billion

Multifamily

Net Revenues $0.9 Billion Net Income $0.6 Billion Comprehensive Income $0.6 Billion

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $3.8 billion for the second quarter of 2026, up 61% from the second quarter of 2025, primarily driven by a credit reserve release in the current period compared to a credit reserve build in the second quarter of 2025.
Net revenues were $6.0 billion for the second quarter of 2026, up 1% year-over-year, primarily driven by higher net interest income, partially offset by lower non-interest income (loss). Net interest income for the second quarter of 2026 was $6.0 billion, up 13% year-over-year, primarily driven by an increase in the balance of fully guaranteed securitizations in the Multifamily mortgage portfolio due to the change in Multifamily business strategy and continued mortgage portfolio growth in Single-Family. Non-interest loss for the second quarter of 2026 was $19 million, down from non-interest income of $0.6 billion in the second quarter of 2025, primarily driven by net investment losses in the second quarter of 2026, compared to net investment gains in the second quarter of 2025, as well as lower guarantee income.
The benefit for credit losses was $0.9 billion for the second quarter of 2026, primarily due to a credit reserve release in Single-Family driven by updates to the company's process for generating future house price scenarios. The provision for credit losses was $0.8 billion for the second quarter of 2025, primarily driven by a credit reserve build in Single-Family attributable to lower estimated market values of single-family properties based on the company's internal house price index and lower forecasted house price growth rates.
Non-interest expense was $2.1 billion for the second quarter of 2026, down 3% year-over-year, primarily driven by a decrease in salaries and employee benefits.
Summary of Consolidated Statements of Income and Comprehensive Income

(Dollars in millions)	2Q 2026	1Q 2026	Change	2Q 2025	Change
Net interest income	$6,010	$5,619	$391	$5,299	$711
Non-interest income (loss)	(19)	514	(533)	617	(636)
Net revenues	5,991	6,133	(142)	5,916	75
(Provision) benefit for credit losses	880	320	560	(783)	1,663
Non-interest expense	(2,097)	(2,022)	(75)	(2,158)	61
Income before income tax expense	4,774	4,431	343	2,975	1,799
Income tax expense	(936)	(873)	(63)	(588)	(348)
Net income	3,838	3,558	280	2,387	1,451
Other comprehensive income (loss), net of taxes and reclassification adjustments	9	(20)	29	21	(12)
Comprehensive income	$3,847	$3,538	$309	$2,408	$1,439

Conservatorship metrics (in millions)
Net worth	$77,769	$73,922	$3,847	$64,811	$12,958
Senior preferred stock liquidation preference	146,570	143,032	3,538	135,051	11,519
Remaining Treasury funding commitment	140,162	140,162	—	140,162	—
Cumulative dividend payments to Treasury	119,680	119,680	—	119,680	—
Cumulative draws from Treasury	71,648	71,648	—	71,648	—

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

Single-Family Segment
Financial Results
Net Revenues
(In billions)

Net Income
(In billions)
Comprehensive Income
(In billions)

(Dollars in millions)	2Q 2026	1Q 2026	Change	2Q 2025	Change
Net interest income	$5,449	$5,120	$329	$4,898	$551
Non-interest income (loss)	(349)	55	(404)	237	(586)
Net revenues	5,100	5,175	(75)	5,135	(35)
(Provision) benefit for credit losses	846	311	535	(622)	1,468
Non-interest expense	(1,870)	(1,780)	(90)	(1,905)	35
Income before income tax expense	4,076	3,706	370	2,608	1,468
Income tax expense	(799)	(730)	(69)	(516)	(283)
Net income	3,277	2,976	301	2,092	1,185
Other comprehensive income (loss), net of taxes and reclassification adjustments	3	(13)	16	9	(6)
Comprehensive income	$3,280	$2,963	$317	$2,101	$1,179
Second Quarter 2026
Net income of $3.3 billion, up 57% year-over-year.
•Net revenues were $5.1 billion, down 1% year-over year.
◦Net interest income was $5.4 billion, up 11% year-over-year, primarily driven by continued mortgage portfolio growth and lower expense related to debt in hedge accounting relationships.
◦Non-interest loss was $0.3 billion, compared to non-interest income of $0.2 billion in the second quarter of 2025, primarily driven by impacts from interest-rate risk management activities.
•The benefit for credit losses was $0.8 billion for the second quarter of 2026, primarily due to a credit reserve release driven by updates to the company's process for generating future house price scenarios. The provision for credit losses was $0.6 billion for the second quarter of 2025, primarily driven by a credit reserve build attributable to lower estimated market values of single-family properties based on the company's internal house price index and lower forecasted house price growth rates.
•Non-interest expense was $1.9 billion for the second quarter of 2026, down 2% year-over-year, primarily driven by a decrease in salaries and employee benefits.

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

Single-Family Segment
Business Results
New Business Activity
(UPB in billions)

Mortgage Portfolio
(UPB in billions)

Serious Delinquency Rate

	2Q 2026	1Q 2026	Change	2Q 2025	Change
New Business Statistics:
Single-Family homes funded (in thousands)	306	281	25	264	42
Purchase borrowers (in thousands)	200	165	35	206	(6)
Refinance borrowers (in thousands)	106	116	(10)	58	48
Affordable to low- to moderate-income families (%)(1)(2)	54	53	1	53	1
First-time homebuyers (%)(3)	52	52	—	53	(1)
Average estimated guarantee fee rate (bps)	54	54	—	54	—
Weighted average original loan-to-value (LTV) (%)	76	75	1	77	(1)
Weighted average original credit score	761	758	3	759	2
Portfolio Statistics:
Average estimated guarantee fee rate (bps)	50	50	—	49	1
Weighted average current LTV (%)	53	53	—	53	—
Weighted average current credit score	755	753	2	754	1
Loan count (in millions)	13.9	13.9	—	13.9	—
Credit-Related Statistics:
Loan workout activity (in thousands)	22	24	(2)	24	(2)
Allowance for credit losses to total loans outstanding (%)(4)	0.19	0.22	(0.03)	0.23	(0.04)
Credit enhancement coverage (%)	61	62	(1)	62	(1)
(1) Eligible loans acquired affordable to families earning at or below 120% of area median income (AMI).
(2) First quarter 2026 data revised to reflect results based on updated AMI data provided by FHFA in the second quarter of 2026.
(3) Calculated as a percentage of purchase borrowers with loans secured by primary residences.
(4) Calculated as the allowance for credit losses on mortgage loans held-for-investment divided by the amortized cost basis of mortgage loans held-for-investment for which the fair value option has not been elected.
Business Highlights
•New business activity of $110 billion, up from $94 billion in the second quarter of 2025, primarily driven by an increase in refinance activity. Financed 306,000 mortgages and enabled 97,000 first-time homebuyers to purchase a home.

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

Multifamily Segment
Financial Results

Net Revenues
(In billions)

Net Income
(In billions)

Comprehensive Income
(In billions)

(Dollars in millions)	2Q 2026	1Q 2026	Change	2Q 2025	Change
Net interest income	$561	$499	$62	$401	$160
Non-interest income (loss)	330	459	(129)	380	(50)
Net revenues	891	958	(67)	781	110
(Provision) benefit for credit losses	34	9	25	(161)	195
Non-interest expense	(227)	(242)	15	(253)	26
Income before income tax expense	698	725	(27)	367	331
Income tax expense	(137)	(143)	6	(72)	(65)
Net income	561	582	(21)	295	266
Other comprehensive income (loss), net of taxes and reclassification adjustments	6	(7)	13	12	(6)
Comprehensive income	$567	$575	($8)	$307	$260
Second Quarter 2026
Net income of $0.6 billion, up 90% year-over-year.
•Net revenues were $0.9 billion, up 14% year-over-year.
◦Net interest income was $0.6 billion, up 40% year-over-year, primarily driven by an increase in the balance of fully guaranteed securitizations in the Multifamily mortgage portfolio due to the change in Multifamily business strategy.
◦Non-interest income was $0.3 billion, down 13% year-over-year, primarily driven by lower guarantee income and a lower volume of loan sale activities, as the company shifted the Multifamily business model to primarily issue fully guaranteed securitizations.
•The benefit for credit losses was $34 million for the second quarter of 2026. The provision for credit losses was $0.2 billion for the second quarter of 2025, primarily driven by a credit reserve build attributable to new loan purchase commitment and acquisition activity, coupled with deterioration in the credit performance of certain delinquent loans.

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

Multifamily Segment
Business Results
New Business Activity
(UPB in billions)

Mortgage Portfolio
(UPB in billions)
Delinquency Rate

	2Q 2026	1Q 2026	Change	2Q 2025	Change
New Business Statistics:
Number of rental units financed (in thousands)(1)	133	99	34	99	34
Affordable to low-income families (%)(2)(4)	72	74	(2)	74	(2)
Affordable to low- to moderate-income families (%)(3)(4)	91	93	(2)	95	(4)
Weighted average original LTV (%)	63	65	(2)	62	1
Weighted average original debt service coverage ratio(5)	1.30	1.30	—	1.34	(0.04)
Securitization Statistics:
Securitization issuance (UPB in billions)	$23	$24	($1)	$14	$9
Senior subordinate	1	1	—	9	(8)
Fully guaranteed	22	23	(1)	5	17
Portfolio Statistics:
Average guarantee fee rate charged (bps) at period end	59	58	1	53	6
Credit-Related Statistics:
Allowance for credit losses to total loans outstanding (%)(6)	0.36	0.42	(0.06)	0.52	(0.16)
Credit enhancement coverage (%)	92	91	1	92	—
(1) Includes rental units financed by supplemental loans.
(2) Eligible units acquired affordable to families earning at or below 80% of AMI.
(3) Eligible units acquired affordable to families earning at or below 120% of AMI.
(4) First quarter 2026 data revised to reflect results based on updated AMI data provided by FHFA in the second quarter of 2026.
(5) Assumes monthly payments that reflect amortization of principal.
(6) Calculated as the allowance for credit losses on mortgage loans held-for-investment divided by the amortized cost basis of mortgage loans held-for-investment for which the fair value option has not been elected.
Business Highlights
•New business activity increased in the second quarter of 2026, primarily driven by a larger new business pipeline entering 2026, coupled with the execution of Multifamily's competitive strategies.
•Provided financing for 133,000 multifamily rental units in the second quarter of 2026. 72% of the eligible multifamily rental units financed in the second quarter of 2026 were affordable to low-income families.
•Securitization issuance UPB increased year-over-year driven by a larger average securitization pipeline. The larger percentage of fully guaranteed securitizations was due to the Multifamily business strategy change.

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. The amount of funding available to Freddie Mac under the Purchase Agreement was $140.2 billion at June 30, 2026.
Pursuant to the Purchase Agreement, Freddie Mac will not be required to pay a dividend to Treasury on the senior preferred stock until it has built sufficient capital to meet the capital requirements and buffers set forth in the Enterprise Regulatory Capital Framework. As a result, the company was not required to pay a dividend to Treasury on the senior preferred stock in June 2026. As the company builds capital during this period, the quarterly increases in its Net Worth Amount have been, or will be, added to the aggregate liquidation preference of the senior preferred stock. The liquidation preference of the senior preferred stock increased to $146.6 billion on June 30, 2026 based on the increase in the Net Worth Amount during the first quarter of 2026, and will increase to $150.4 billion on September 30, 2026 based on the increase in the Net Worth Amount during the second quarter of 2026.
Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Annual Report on Form 10-K for 2025, Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and Second Quarter 2026 Earnings Presentation and Second Quarter 2026 Financial Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com.
Additional information about these matters and other information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on July 30, 2026 to share the company’s results and other information about the company (which may include forward-looking information). The conference call will be concurrently webcast. To access the audio webcast, use the following link: https://edge.media-server.com/mmc/p/rxcgi9vs. The replay will be available on the company’s website at www.FreddieMac.com for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Mahesh Lal (571) 382-4732

*    *    *    *
This press release contains forward-looking statements using terms such as will, expect, forecast, and others that do not refer solely to past periods. These may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family and Multifamily segments, its efforts to assist the housing market, liquidity and capital management, and the effects of economic and market conditions and trends including changes in house prices and house price forecasts, its market coverage, the effect of legislative and regulatory developments and new accounting guidance, the credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer (CRT) transactions, the impact of banking crises or failures, and the effects of wars, terrorist incidents, public policy and political developments, cybersecurity incidents, natural disasters or catastrophic events and actions taken in response thereto. Forward-looking statements involve known and unknown risks and uncertainties beyond the company’s control. Management’s expectations necessarily involve assumptions, judgments, and estimates. Various factors could cause actual results to differ materially from those expectations, including changes in economic and market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, the executive branch, and Congress) and state and local governments, changes in the fiscal and monetary policies of the Federal Reserve, the impact of any downgrade in the company's credit ratings or those of the U.S. government, and the impacts of legislation or regulations and new or amended accounting guidance. These

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

assumptions, judgments, estimates, and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2025 and our subsequent SEC filings, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com and the SEC’s website at www.sec.gov. The company has no obligation to update forward-looking statements to reflect subsequent events or circumstances.
Freddie Mac's mission is to make home possible for families across the nation. Freddie Mac promotes liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, Freddie Mac has helped tens of millions of families buy, rent or keep their home.

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

FREDDIE MAC
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(In millions, except share-related amounts)	2Q 2026	1Q 2026	2Q 2025
Net interest income
Interest income	$34,275	$33,650	$32,048
Interest expense	(28,265)	(28,031)	(26,749)
Net interest income	6,010	5,619	5,299
Non-interest income (loss)
Guarantee income	288	320	398
Investment gains (losses), net	(426)	42	119
Other income	119	152	100
Non-interest income (loss)	(19)	514	617
Net revenues	5,991	6,133	5,916
(Provision) benefit for credit losses	880	320	(783)
Non-interest expense
Salaries and employee benefits	(395)	(376)	(453)
Professional services, technology, and occupancy	(281)	(250)	(295)
Credit enhancement expense	(507)	(441)	(511)
Legislative and regulatory assessments	(840)	(832)	(825)
Other expense	(74)	(123)	(74)
Non-interest expense	(2,097)	(2,022)	(2,158)
Income before income tax expense	4,774	4,431	2,975
Income tax expense	(936)	(873)	(588)
Net income	3,838	3,558	2,387
Other comprehensive income (loss), net of taxes and reclassification adjustments	9	(20)	21
Comprehensive income	$3,847	$3,538	$2,408
Net income	$3,838	$3,558	$2,387
Amounts attributable to senior preferred stock	(3,847)	(3,538)	(2,408)
Net income (loss) attributable to common stockholders	($9)	$20	($21)
Net income (loss) per common share	$0.00	$0.01	($0.01)
Weighted average common shares (in millions)	3,234	3,234	3,234

Freddie Mac Second Quarter 2026 Financial Results
July 30, 2026

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions, except share-related amounts)	2026	2025
Assets
Cash and cash equivalents (includes $1,254 and $1,234 of restricted cash and cash equivalents)	$4,321	$5,327
Securities purchased under agreements to resell	52,406	71,919
Investment securities, at fair value	84,342	85,412
Mortgage loans held-for-sale (includes $2 and $0 at fair value)	1,361	1,014
Mortgage loans held-for-investment (net of allowance for credit losses of $6,771 and $7,968 and includes $6,747 and $7,005 at fair value)	3,332,294	3,290,066
Accrued interest receivable	12,473	12,254
Deferred tax assets, net	4,490	5,040
Other assets (includes $6,351 and $6,421 at fair value)	26,628	26,566
Total assets	$3,518,315	$3,497,598
Liabilities and equity
Liabilities
Accrued interest payable	$10,955	$10,597
Debt issued by consolidated trusts (includes $5,991 and $5,841 at fair value)	3,236,663	3,198,008
Short-term debt	17,984	37,718
Long-term debt (includes $176 and $195 at fair value)	163,745	169,296
Other liabilities (includes $873 and $781 at fair value)	11,199	11,595
Total liabilities	3,440,546	3,427,214
Commitments and contingencies
Equity
Senior preferred stock (liquidation preference of $146,570 and $140,248)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,553 shares outstanding	—	—
Retained earnings	(5,143)	(12,539)
AOCI, net of taxes	40	51
Treasury stock, at cost, 75,804,333 shares	(3,885)	(3,885)
Total equity	77,769	70,384
Total liabilities and equity	$3,518,315	$3,497,598
The table below presents the carrying value and classification of the assets and liabilities related to consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.

	June 30,	December 31,
(In millions)	2026	2025
Assets
Cash and cash equivalents (includes $1,132 and $1,136 of restricted cash and cash equivalents)	$1,132	$1,136
Securities purchased under agreements to resell	17,181	19,107
Investment securities, at fair value	936	34
Mortgage loans held-for-investment, net	3,253,768	3,198,847
Accrued interest receivable	11,216	10,825
Other assets	8,403	8,573
Total assets of consolidated VIEs	$3,292,636	$3,238,522
Liabilities
Accrued interest payable	$9,601	$9,312
Debt issued by consolidated trusts	3,236,663	3,198,008
Other liabilities	1	—
Total liabilities of consolidated VIEs	$3,246,265	$3,207,320